UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 31, 2012

TIBCO Software Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Hillview Avenue

Palo Alto, California 94304-1213

(Address of principal executive offices, including zip code)

(650) 846-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 31, 2012, TIBCO Software Inc. (“TIBCO”) and TIBCO International Holdings B.V. (“TIBCO B.V.”), a subsidiary of TIBCO organized under the laws of the Netherlands, entered into a First Amendment to Credit Agreement (the “Amendment”) with each of the lenders party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent. The Amendment amends that certain Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of December 19, 2011, by and among TIBCO, TIBCO B.V., the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Citibank, N.A., as Syndication Agent, and Union Bank, N.A. and U.S. Bank National Association, as Co-Documentation Agents.

Pursuant to the Amendment, a new pricing level was added for purposes of determining the applicable interest rate for the Credit Agreement, such that in the event TIBCO’s consolidated leverage ratio is equal to or greater than 2.50:1, revolving loans will accrue interest at a per annum rate based on, at TIBCO’s option, either (i) the base rate plus a margin of 1.25%, or (ii) the LIBOR rate for interest periods of 1, 2, 3 or 6 months plus a margin of 2.25%. TIBCO is also obligated to pay a higher commitment fee if its consolidated leverage ratio is equal to or greater than 2.50:1.

In addition, the Amendment increases the maximum consolidated leverage ratio TIBCO is required to maintain and amends certain restrictive covenants and definitions in the Credit Agreement.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The above description is qualified in its entirety by reference to such exhibits.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated as of May 31, 2012, by and among TIBCO Software Inc., TIBCO International Holdings B.V., as Designated Borrower, each of the lenders party thereto, and Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO Software Inc.

By:	/s/ William R. Hughes
William R. Hughes Executive Vice President, General Counsel and Secretary

Date: June 6, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated as of May 31, 2012, by and among TIBCO Software Inc., TIBCO International Holdings B.V., as Designated Borrower, each of the lenders party thereto, and Bank of America, N.A., as Administrative Agent.